Exhibit 10.41

Constellation Brands, Inc.
370 Woodcliff Drive, Suite 300
[LOGO]	Fairport, NY 14450
Constellation	phone 585-218-3600
fax 585-218-3601
February 21, 2008
Jon Moramarco
3791 Rocky Knoll Way
Santa Rosa, CA 95404
Dear Jon:
The purpose of this letter is to clarify and reduce to writing various arrangements associated with your employment by Constellation Brands., Inc. (“CBI” or the “Company”). You currently hold the position of Chief Executive Officer, Constellation International and you currently report to me.
•	You currently have been designated an “Executive Officer” of CBI and, as such, the base compensation, bonus and perquisites of your position are as established from time to time by the Human Resources Committee of the CBI Board of Directors.

•	During the period February 21, 2006 through February 28, 2007, you performed services for us on assignment in the United Kingdom. In connection with services performed in that assignment, you will be provided professional tax services by the Company approved vendor to assist in your filings and tax equalization.

•	If you are terminated by the Company without cause, as determined in the sole discretion of the Company, you will receive eighteen (18) months of base compensation (“Severance”) in full and final satisfaction of all the Company’s obligations to you arising out of such termination, conditioned upon your agreement to the terms of and execution of the Company’s standard form of Severance Agreement, General Release and Waiver, as such may be amended by the Company from time to time, which must be executed within thirty-five (35) calendar days of your termination of employment. Such Severance shall be paid in a lump sum no later than twenty (20) calendar days following your execution and delivery to the Company of the aforementioned Severance Agreement, General Release and Waiver.

•	You are eligible to participate in all existing employee benefit plans as you become eligible under the terms of such plans as amended, added to or discontinued from time to time, such as health care, disability insurance, life insurance, profit sharing, 401(k), paid time off and employee stock purchase plans.
Lastly, by executing this letter agreement, you acknowledge and agree that your employment is at will, meaning that it can be terminated by you or by the Company (including CBI) at any time, with or without cause. You further understand and agree that this letter constitutes the entire agreement of the parties, and is governed by New York State law. You hereby consent to binding arbitration under the rules of the American Arbitration Association as they relate to commercial disputes in Rochester, New York as the sole and exclusive means for resolution of any disputes that may arise hereunder or in connection with your employment. No arbitration award shall include any punitive, incidental, consequential or special damages of any kind. Any such arbitration award may be entered in any court having appropriate jurisdiction.

This letter agreement supersedes all other arrangements, whether written or oral, which may currently exist between you and the Company or any of its affiliates, and this letter agreement cannot be modified or amended, except in writing executed by an Executive Officer of CBI.
Please confirm your agreement by signing and returning to me the enclosed copy of this letter.
Sincerely,

/s/ Robert Sands
Robert Sands
President and Chief Executive Officer

Accepted and Agreed to this 21st day of February, 2008.

/s/ Jon Moramarco
Jon Moramarco

370 Woodcliff Drive, Suite 300, Fairport, New York 14450
phone 585-218-3600 / fax 585-218-3601